Exhibit 16.1

September 16, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Commissioners:

We have read the statements made by Volcan Holdings, Inc. which was filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated September 16, 2010.  We agree with the statements in Item 4.01 concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Li & Company, PC
Li & Company, PC